Exhibit 99.1

The Empire District Electric Company Announces Temporary Suspension of Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--May 25, 2011--The Empire District Electric Company (NYSE:EDE) announced today that the Company’s Board of Directors will be suspending the quarterly dividend for the remainder of 2011. This action was forced due to the impact of the devastating tornado that hit the area on May 22. Based on current conditions and knowledge, the Board of Directors currently expects that the dividend will be re-established at an approximate level of $0.25 per quarter after a two quarter suspension. The Board believes this dividend level will allow the Company to grow the dividend as the Joplin area recovers.

The Company estimates that approximately 8,000 to 10,000 residential, commercial, and industrial customers have damaged or destroyed structures that will not be ready for service in the foreseeable future. This loss of homes and businesses will result in a significant loss of revenue estimated to be approximately 10 to 15 percent of load. In addition, Empire currently estimates the cost of storm repairs to be $20 to $30 million and is evaluating facilities that may be covered by insurance.

The suspension of the dividend payments will not affect the dividend declared on April 28, 2011, to be paid on June 15, 2011 to shareholders of record on June 1, 2011.

“We understand and know the suspension of the dividend will cause a hardship for many of our shareholders and are sorry for that. This catastrophic event has impacted many lives in our community. We are focused on getting our customers back on service as quickly as we safely can. We are dedicated to helping our neighbors and community rebuild and know that reliable electric service is a vital part of that process,” said Bill Gipson, president and CEO.

Gipson continued, “We are overwhelmed with the outpouring of assistance to our Company and to our employees. We thank everyone who has been so thoughtful and generous.”

Investors Conference Call

Bill Gipson, president and CEO, and Brad Beecher, executive vice president, will host a conference call Thursday, May 26, 2011, at 11:00 a.m. Eastern Time to discuss the tornado damage and the suspension of the dividend. To participate in the conference call, parties in the United States should dial 1-877-941-6010, any time after 10:45 a.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4444939#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
MEDIA COMMUNICATIONS
The Empire District Electric Company
Amy Bass
Director of Corporate Communications
417-625-5114
abass@empiredistrict.com
or
INVESTOR RELATIONS
The Empire District Electric Company
Jan Watson
Secretary – Treasurer
417-625-5108
jwatson@empiredistrict.com